MANAGEMENT'S REPORT
Mississippi Power Company 1996 Annual Report

The management of Mississippi Power Company has prepared--and is responsible for--the financial statements and related information included in this report. These statements were prepared in accordance with generally accepted accounting principles appropriate in the circumstances and necessarily include amounts that are based on best estimates and judgments of management. Financial information throughout this annual report is consistent with the financial statements.

    The Company maintains a system of internal accounting controls to provide reasonable assurance that assets are safeguarded and that books and records reflect only authorized transactions of the Company. Limitations exist in any system of internal controls, however, based upon a recognition that the cost of the system should not exceed its benefits. The Company believes its system of internal accounting control maintains an appropriate cost/benefit relationship.

    The Company's system of internal accounting controls is evaluated on an ongoing basis by the internal audit staff. The Company's independent public accountants also consider certain elements of the internal control system in order to determine their auditing procedures for the purpose of expressing an opinion on the financial statements.

    The audit committee of the board of directors, composed of four directors who are not employees, provides a broad overview of management's financial reporting and control functions. Periodically, this committee meets with management, the internal auditors, and the independent public accountants to ensure that these groups are fulfilling their obligations and to discuss auditing, internal controls, and financial reporting matters. The internal auditors and independent public accountants have access to the members of the audit committee at any time.

    Management believes that its policies and procedures provide reasonable assurance that the Company's operations are conducted according to a high standard of business ethics.

    In management's opinion, the financial statements present fairly, in all material respects, the financial position, results of operations, and cash flows of Mississippi Power Company in conformity with generally accepted accounting principles.



/s/  Dwight H. Evans
Dwight H. Evans
President and Chief Executive Officer


/s/  Michael W. Southern
Michael W. Southern
Vice President, Secretary, Treasurer and
Chief Financial Officer

February 12, 1997

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
To the Board of Directors of Mississippi Power Company:

We have audited the accompanying balance sheets and statements of capitalization of Mississippi Power Company (a Mississippi corporation and a wholly owned subsidiary of Southern Company) as of December 31, 1996 and 1995, and the related statements of income, retained earnings, paid-in capital, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements (pages 10 through 25) referred to above present fairly, in all material respects, the financial position of Mississippi Power Company as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.




/s/  Arthur Andersen LLP

Atlanta, Georgia
February 12, 1997

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL
 CONDITION
Mississippi Power Company 1996 Annual Report


RESULTS OF OPERATIONS

Earnings

Mississippi Power Company's net income after dividends on preferred stock for 1996 was $52.7 million, an increase of 0.4 percent or $0.2 million over the corresponding amount in 1995. Earnings reflect a modest increase in energy sales, an annual retail rate decrease of $3.0 million under the Environmental Compliance Overview Plan (ECO Plan), effective in April 1996, and an annual retail rate increase of $4.5 million under the Performance Evaluation Plan
(PEP), effective October 1996.

    A comparison of 1995 earnings to 1994 shows an increase of $3.4 million. The increase was due to increased energy sales and an annual retail rate increase of $3.7 million under the ECO Plan, effective in May 1995.

    In April 1994, retail rates increased by $7.6 million annually under the ECO Plan and wholesale rates increased by $3.6 million.

Revenues

The following table summarizes the factors impacting operating revenues for the past three years:

                                     Increase (Decrease)
                                       from Prior Year
                              -----------------------------------
                                  1996        1995         1994
                              -----------------------------------
                                      (in thousands)
    Retail --
       Change in base
        rates (PEP and
        ECO Plan)            $   (402)     $  2,694      $9,314
       Sales growth            11,187         4,045       9,560
       Weather                 (5,585)        4,513       1,752
       Fuel cost
        recovery
        and other              (1,255)        3,806       6,594
    -------------------------------------------------------------
    Total retail                3,945        15,058      27,220
    -------------------------------------------------------------
    Sales for resale --
       Non-affiliates           7,776         3,698       4,611
       Affiliates              14,139        (1,847)     (5,981)
    -------------------------------------------------------------
    Total sales for
       resale                  21,915         1,851      (1,370)
    Other operating
       revenues                 1,616           482      (1,571)
    --------------------------------------------------------------
    Total operating
       revenues               $27,476       $17,391     $24,279
    =============================================================
    Percent change                5.3%          3.5%        5.1%
    -------------------------------------------------------------

    In 1996, retail revenues were $414 million, a 1.0 percent increase above the $410 million recorded in the prior year. This change in retail revenues was due to a number of factors. These factors included modest growth in energy sales of
3.8 percent, 3.3 percent and 1.9 percent to industrial, commercial and residential customers, respectively, and changes in retail revenues due to the ECO Plan and PEP, as discussed earlier. Retail revenues in 1995 when compared to 1994 showed an increase of 3.8 percent resulting from an increase in energy sales to commercial and residential customers, an increase in the number of customers and a retail rate increase under the ECO Plan. Changes in base rates reflect rate changes made under the PEP and ECO Plan.

    Under the fuel cost recovery provision, recorded fuel revenues are equal to recorded fuel expenses, including the fuel component and the operation and maintenance component of purchased energy. Therefore, changes in recoverable fuel expenses are offset with corresponding changes in fuel revenues and have no effect on net income.

Mississippi Power Company 1996 Annual Report


    Energy sales to non-affiliates include economy sales and amounts sold under short-term contracts. Sales for resale to non-affiliates are influenced by those utilities' own customer demand, plant availability, and the cost of their predominant fuels -- oil and natural gas.

    Included in sales for resale to non-affiliates are revenues from rural electric cooperative associations and municipalities located in southeastern Mississippi. Energy sales to these customers increased 6.4 percent in 1996 and
13.1 percent in 1995 with the related revenues rising 7.1 percent and 16.7 percent, respectively. The customer demand experienced by these utilities is determined by factors very similar to Mississippi Power's.

    Sales for resale to non-territorial utilities are primarily under long-term contracts consisting of capacity and energy components. Capacity revenues reflect the recovery of fixed costs and a return on investment under the contracts. Energy is generally sold at variable cost. Under these long-term contracts, the capacity and energy components were:

                         1996            1995          1994
                        -------------------------------------
                                    (in thousands)
   Capacity              $     -     $   268         $  1,965
   Energy                  3,761       3,627            8,473
   ==========================================================
   Total                  $3,761      $3,895          $10,438
   ==========================================================

    Capacity revenues for Mississippi Power varied due to changes in the contracts and in the allocation of transmission capacity revenues throughout the Southern electric system. Most of the Company's capacity revenues are derived from transmission charges.

    Sales to affiliated companies within the Southern electric system will vary from year to year depending on demand and the availability and cost of generating resources at each company. These sales have no material impact on earnings.


    Below is a breakdown of kilowatt-hour sales for 1996 and the percent change for the last three years:

                         Amount           Percent Change
    (millions of       -----------   ------------------------------
    kilowatt-hours)      1996          1996        1995      1994
                       ----------    ------------------------------
   Residential           2,080          1.9%        6.2%    (0.4)%
   Commercial            2,316          3.3         6.7      8.6
   Industrial            3,960          3.8        (0.9)     6.2
   Other                    39          1.9         1.1     (0.5)
                       ----------
   Total retail          8,395          3.2         2.9      5.1
   Sales for
      resale --
       Non-affiliates    2,727          9.4        (2.4)     0.4
       Affiliates          694        184.7        39.7    (59.2)
                       ----------
   Total                11,816          8.7%        2.2%     1.3%
   ================================================================

    Total retail energy sales in 1996 increased over 1995 primarily due to growth in the number of customers served by the Company. Total retail energy sales in 1995, when compared to the previous year, increased due to weather influences and the improving economy within the Company's service area.

    The Company anticipates continued growth in energy sales as the economy improves within its service area. The casino industry and ancillary services, such as lodging, food, transportation, etc., are some of the factors which may influence the economy of the Company's service area. Also, energy demand is expected to grow as a result of a larger and more fully employed population.

Expenses

Total operating expenses for 1996 when compared to 1995 increased 6.6 percent due to higher fuel expenses, higher maintenance expenses and higher depreciation and amortization. A comparison of 1995 to 1994 operating expenses reflects an increase that resulted from higher fuel expenses, increased other operation expenses and increased depreciation and amortization.

      Fuel costs are the single largest expense for the Company. In 1996, fuel costs increased above those recorded in 1995 due to a 21.7 percent increase in generation. The increase in generation can be attributed to the higher demand for energy within the Company's service area and across the Southern electric system. Further, this increased demand for energy resulted in higher purchased power costs from non-affiliates and lower purchased power costs from the

Mississippi Power Company 1996 Annual Report


affiliates of the Southern electric system. A comparison of 1995 fuel expenses to 1994 fuel expenses reflects an increase in generation due to higher demand for energy.

    Purchased power consists mainly of energy purchases from the affiliates of the Southern electric system. Purchased power transactions (both sales and purchases) among Mississippi Power and its affiliates will vary from period to period depending on demand and the availability and variable production cost at each generating unit in the Southern electric system.

      The amount and sources of energy supply, the average cost of fuel per net kilowatt-hour generated, and the total average cost of energy supply (including purchased power) were as follows:

                                  1996      1995      1994
                                ------------------------------
Total generation
   (millions of
   kilowatt-hours)               10,180     8,368     7,408
Sources of energy
   supply (percent) --
     Coal                            70        58        56
     Gas                             12        15        10
     Oil                              *         *         *
     Purchased Power                 18        27        34
Average cost of fuel per
   net kilowatt-hour
   generated (cents) --
     Coal                          1.43      1.58      1.67
     Gas                           4.24      2.32      2.56
     Oil                           5.71      6.21      4.15
Total average cost
   of energy supply                1.56      1.53      1.55
--------------------------------------------------------------
* Not meaningful because of minimal generation from the fuel source.

    Other operation expenses in 1995 when compared to 1994, increased due to higher generation, a $2.6 million charge for emission allowance expenditures and work force reduction program costs. (See Note 2 to the financial statements under "Work Force Reduction Programs" for additional information.)

    In 1996, maintenance expenses rose above the amount recorded for 1995 due to the timing of maintenance performed at Plants Daniel and Watson, as well as other projects. A comparison of 1995 maintenance expenses to 1994 reflects a decrease due to the timing of scheduled maintenance.

    Depreciation and amortization in 1996, as compared to 1995, increased primarily due to additional plant investment, higher depreciation rates beginning in 1996, and increased amortization of regulatory assets. In 1995, as compared to 1994, depreciation and amortization increased primarily due to additional plant investments.

    Taxes other than income taxes for 1996 increased from 1995 much like 1995 when compared to 1994, due to higher municipal franchise taxes resulting from higher retail revenues.

    The decrease in 1996 income taxes when compared to 1995, is a result of lower operating income. The change in income taxes between 1995 and 1994 also reflects the change in operating income.

Effects of Inflation

Mississippi Power is subject to rate regulation and income tax laws that are based on the recovery of historical costs. Therefore, inflation creates an economic loss because the Company is recovering its costs of investments in dollars that have less purchasing power. While the inflation rate has been relatively low in recent years, it continues to have an adverse effect on the Company because of the large investment in long-lived utility plant. Conventional accounting for historical costs does not recognize this economic loss nor the partially offsetting gain that arises through financing facilities with fixed-money obligations, such as long-term debt and preferred stock. Any recognition of inflation by regulatory authorities is reflected in the rate of return allowed.

Future Earnings Potential

The results of operations for the past three years are not necessarily indicative of future earnings potential. The level of future earnings depends on numerous factors ranging from regulatory matters to energy sales growth to a less regulated more competitive environment. Expenses are subject to constant review and cost control programs. Mississippi Power is also maximizing the utility of invested capital and minimizing the need for capital by refinancing, decreasing the average fuel stockpile, raising generating plant availability and efficiency, and aggressively controlling the construction budget. Operating

Mississippi Power Company 1996 Annual Report


revenues will be affected by any changes in rates under the PEP, the Company's performance based ratemaking plan, and the ECO Plan. PEP has proven to be a stabilizing force on electric rates, with only moderate changes in rates taking place.

    The ECO Plan provides for recovery of costs (including costs of capital) associated with environmental projects approved by the Mississippi Public Service Commission (MPSC), most of which are required to comply with Clean Air Act Amendments of 1990 (Clean Air Act) regulations. The ECO Plan is operated independently of PEP. The Clean Air Act and other important environmental items are discussed later under "Environmental Matters."

    The Federal Energy Regulatory Commission (FERC) regulates wholesale rate schedules and power sales contracts that Mississippi Power has with its sales for resale customers. The FERC is currently reviewing the rate of return on common equity included in these schedules and contracts and may require such returns to be lowered, possibly retroactively.

    Further discussion of PEP, the ECO Plan, and proceedings before the FERC is made in Note 3 to the financial statements herein.

    Future earnings in the near term will depend upon growth in energy sales, which are subject to a number of factors. Traditionally, these factors have included weather, competition, changes in contracts with neighboring utilities, energy conservation practiced by customers, the elasticity of demand, and the rate of economic growth in Mississippi Power's service area. However, the Energy Policy Act of 1992 (Energy Act) is beginning to have a dramatic effect on the future of the electric utility industry. The Energy Act promotes energy efficiency, alternative fuel use, and increased competition for electric utilities. The Company is positioning its business to meet the challenge of this major change in the traditional practice of selling electricity. The Energy Act allows Independent Power Producers (IPPs) to access a utility's transmission network in order to sell electricity to other utilities. This enhances the incentive for IPPs to build cogeneration plants for a utility's large industrial and commercial customers and sell energy generation to other utilities. Also, electricity sales for resale rates are being driven down by wholesale transmission access and numerous potential new energy suppliers, including power marketers and brokers. The Company is aggressively working to maintain and expand its share of wholesale sales in the Southeastern power markets.

     Various federal and state initiatives designed to promote wholesale and retail competition, among other things, include proposals that would allow customers to choose their electricity provider. As the initiatives materialize, the structure of the utility industry could radically change. Certain initiatives could result in a change in the ownership and/or operation of generation and transmission facilities. Numerous issues must be resolved, including significant ones relating to transmission pricing and recovery of stranded investments. Being a low-cost producer could provide significant opportunities to increase market share and profitability in markets that evolve with changing regulation. Unless the Company remains a low-cost producer and provides quality service, the Company's retail energy sales growth could be limited, and this could significantly erode earnings.

    Mississippi Power is subject to the provisions of Financial Accounting Standards Board Statement No. 71, Accounting for the Effects of Certain Types of Regulation. In the event that a portion of the Company's operations is no longer subject to these provisions, the Company would be required to write off related regulatory assets and liabilities, and determine if any other assets have been impaired. See Note 1 to the financial statements under "Regulatory Assets and Liabilities" for additional information.

Mississippi Power Company 1996 Annual Report

FINANCIAL CONDITION

Overview

The principal changes in Mississippi Power's financial condition during 1996 were gross property additions to utility plant of $61 million. Funding for gross property additions and other capital requirements have been provided from operating activities, principally earnings and the non-cash charges to income of depreciation and amortization, and other long-term debt. The Statements of Cash Flows provide additional details.

Financing Activity

Retirements, including maturities during 1996, primarily related to other long-term debt and first mortgage bonds, totaled some $100 million. In 1996, the Company obtained $80 million of long-term bank notes. (See the Statements of Cash Flows for further details.) Composite financing rates for the years 1994 through 1996 as of year-end were as follows:

                                   1996      1995     1994
                                 -----------------------------
   Composite interest rate on
       long-term debt              6.03%     6.63%    6.44%

   Composite preferred stock
       dividend rate               6.58%     6.58%    6.58%
   -----------------------------------------------------------

    The decrease in composite interest rate on long-term debt in 1996 is primarily the result of the retirement of higher cost first mortgage bonds.

Capital Structure

At year-end 1996, the Company's ratio of common equity to total capitalization, excluding long-term debt due within one year, was 48.9 percent, compared to 50.8 percent in 1995. The decrease in equity ratio in 1996 is attributed primarily to a 13.0 percent increase in long-term debt, excluding amounts due in one year.

Capital Requirements for Construction

The Company's projected construction expenditures for the next three years total $231 million ($57 million in 1997, $58 million in 1998, and $116 million in 1999). The major emphasis within the construction program will be on upgrading existing facilities and the possible addition of a combined cycle unit. Revisions may be necessary because of factors such as changes in business conditions, revised load projections, the availability and cost of capital, and changes in environmental regulations.

Other Capital Requirements

In addition to the funds required for the Company's construction program, approximately $85.1 million will be required by the end of 1999 for present sinking fund requirements and maturities of long-term debt. Mississippi Power plans to continue, when economically feasible, to retire higher cost debt and preferred stock and replace these obligations with lower-cost capital if market conditions permit.

Environmental Matters

In November 1990, the Clean Air Act was signed into law. Title IV of the Clean Air Act -- the acid rain compliance provision of the law -- has significantly impacted Mississippi Power and the other operating companies of Southern Company. Specific reductions in sulfur dioxide and nitrogen oxide emissions from fossil-fired generating plants are required in two phases. Phase I compliance began in 1995 and initially affected 28 generating plants in the Southern electric system. As a result of Southern Company's compliance strategy, an additional 22 generating units were brought into compliance with Phase I requirements. Phase II compliance is required in 2000, and all fossil-fired generating plants will be affected.

    In 1995, the Environmental Protection Agency (EPA) began issuing annual sulfur dioxide emission allowances through the allowance trading program. An emission allowance is the authority to emit one ton of sulfur dioxide during a calendar year. The sulfur dioxide emission allowance program is expected to minimize the cost of compliance. Southern Company's sulfur dioxide compliance strategy is designed to take advantage of allowances as a compliance option.

    Southern Company achieved Phase I sulfur dioxide compliance at the affected plants by switching to low-sulfur coal, which has required some equipment upgrades. This compliance strategy resulted in unused emission allowances being banked for later use. Construction expenditures for Phase I compliance totaled approximately $65 million for Mississippi Power.

Mississippi Power Company 1996 Annual Report

    For Phase II sulfur dioxide compliance, Southern Company could use emission allowances, increase fuel switching, and/or install flue gas desulfurization equipment at selected plants. Also, equipment to control nitrogen oxide emissions will be installed on additional system fossil-fired plants as required to meet Phase II limits. Therefore, current compliance strategy for Mississippi Power could require total Phase II estimated construction expenditures of approximately $4 million, all of which remains to be spent. However, the full impact of Phase II compliance cannot now be determined with certainty, pending the continuing development of a market for emission allowances, the completion of EPA regulations, and the possibility of new emission reduction technologies.

    An average increase of up to 2 percent in revenue requirements from customers could be necessary to fully recover the Company's cost of compliance for both Phase I and Phase II of Title IV of the Clean Air Act. Compliance costs include construction expenditures, increased costs for switching to low-sulfur coal, and costs related to emission allowances.

    Mississippi Power's ECO Plan is designed to allow recovery of costs of compliance with the Clean Air Act, as well as other environmental statutes and regulations. The MPSC reviews environmental projects and the Company's environmental policy through the ECO Plan. Under the ECO Plan, any increase in the annual revenue requirement is limited to 2 percent of retail revenues. Mississippi Power's management believes that the ECO Plan provides for recovery of the Clean Air Act costs. See Note 3 to the financial statements under "Environmental Compliance Overview Plan" for additional information.

    A significant portion of costs related to the acid rain provision of the Clean Air Act is expected to be recovered through existing ratemaking provisions. However, there can be no assurance that all Clean Air Act costs will be recovered.

    The EPA and state environmental regulatory agencies are reviewing and evaluating various matters including: revisions to the ambient air quality standards for ozone and particulate matter; emission control strategies for ozone nonattainment areas; additional controls for hazardous air pollutant emissions; and hazardous waste disposal requirements. The impact of new standards will depend on the development and implementation of applicable regulations.

    The Company must comply with other environmental laws and regulations that cover the handling and disposal of hazardous waste. Under these various laws and regulations, the Company could incur costs to clean up properties currently or previously owned. Upon identifying potential sites, the Company conducts studies, when possible, to determine the extent of any required cleanup costs. Should remediation be determined to be probable, reasonable estimates of costs to clean up such sites are developed and recognized in the financial statements. A currently owned site where manufactured gas plant operations were located prior to the Company's ownership is being investigated for potential remediation. See Note 3 to the financial statements under "Environmental Compliance Overview Plan" for additional information.

    Several major pieces of environmental legislation are being considered for reauthorization or amendment by Congress. These include: the Clean Air Act; the Clean Water Act; the Comprehensive Environmental Response, Compensation, and Liability Act; the Resource Conservation and Recovery Act; and the Endangered Species Act. Changes to these laws could affect many areas of the Company's operations. The full impact of any such changes cannot be determined at this time.

    Compliance with possible new legislation related to global climate change, electromagnetic fields, and other environmental and health concerns could significantly affect the Company. The impact of new legislation -- if any -- will depend on the subsequent development and implementation of applicable regulations. In addition, the potential exists for liability as the result of lawsuits alleging damages caused by electromagnetic fields.

Mississippi Power Company 1996 Annual Report


Sources of Capital

At December 31, 1996, the Company had $76.3 million of unused committed credit agreements. The Company had no short-term notes payable outstanding at year end 1996.

    In February 1997, Mississippi Power Capital Trust I (Trust I), of which the Company owns all the common securities, issued $35 million of 7.75 percent mandatorily redeemable preferred securities. Substantially all of the assets of Trust I are $36 million aggregate principal amount of the Company's 7.75 percent junior subordinated notes due February 15, 2037.

    It is anticipated that the funds required for construction and other purposes, including compliance with environmental regulations, will be derived from operations, the sale of additional first mortgage bonds, pollution control obligations, and preferred stock, and the receipt of additional capital contributions from Southern Company. Mississippi Power is required to meet certain coverage requirements specified in its mortgage indenture and corporate charter to issue new first mortgage bonds and preferred stock. The Company's coverage ratios are sufficiently high enough to permit, at present interest rate levels, any foreseeable security sales. The amount of securities which the Company will be permitted to issue in the future will depend upon market conditions and other factors prevailing at that time.


STATEMENTS OF INCOME
For the Years Ended December 31, 1996, 1995, and 1994
Mississippi Power Company 1996 Annual Report

=====================================================================================================================
                                                                             1996             1995              1994
---------------------------------------------------------------------------------------------------------------------
                                                                                        (in thousands)
Operating Revenues (Notes 1 and 3):
Revenues                                                            $     522,199    $     508,862     $     489,624
Revenues from affiliates                                                   21,830            7,691             9,538
---------------------------------------------------------------------------------------------------------------------
Total operating revenues                                                  544,029          516,553           499,162
---------------------------------------------------------------------------------------------------------------------
Operating Expenses:
Operation --
  Fuel                                                                    141,532          111,071           102,216
  Purchased power from non-affiliates                                      17,960            6,019             2,711
  Purchased power from affiliates                                          33,245           57,777            68,543
  Other                                                                   106,061          107,296            97,988
Maintenance                                                                47,091           39,627            45,785
Depreciation and amortization                                              44,906           39,224            35,716
Taxes other than income taxes                                              43,545           42,443            41,742
Federal and state income taxes (Note 8)                                    32,618           34,486            31,386
---------------------------------------------------------------------------------------------------------------------
Total operating expenses                                                  466,958          437,943           426,087
---------------------------------------------------------------------------------------------------------------------
Operating Income                                                           77,071           78,610            73,075
Other Income (Expense):
Allowance for equity funds used during construction                           344              366             1,099
Interest income                                                               239              199                87
Other, net                                                                  3,801            4,596             2,033
Income taxes applicable to other income                                      (932)          (1,006)             (227)
---------------------------------------------------------------------------------------------------------------------
Income Before Interest Charges                                             80,523           82,765            76,067
---------------------------------------------------------------------------------------------------------------------
Interest Charges:
Interest on long-term debt                                                 19,898           21,898            19,725
Allowance for debt funds used during construction                            (713)            (399)           (1,039)
Interest on notes payable                                                   1,416            1,141             1,442
Amortization of debt discount, premium, and expense, net                    1,547            1,510             1,479
Other interest charges                                                        753            1,185               404
---------------------------------------------------------------------------------------------------------------------
Net interest charges                                                       22,901           25,335            22,011
---------------------------------------------------------------------------------------------------------------------
Net Income                                                                 57,622           57,430            54,056
Dividends on Preferred Stock                                                4,899            4,899             4,899
---------------------------------------------------------------------------------------------------------------------
Net Income After Dividends on Preferred Stock                       $      52,723    $      52,531     $      49,157
=====================================================================================================================
The accompanying notes are an integral part of these statements.

STATEMENTS OF CASH FLOWS
For the Years ended December 31, 1996, 1995, and 1994
Mississippi Power Company 1996 Annual Report

------------------------------------------------------------------------------------------------------------------------
                                                                                1996             1995              1994
------------------------------------------------------------------------------------------------------------------------
                                                                                           (in thousands)
Operating Activities:
Net income                                                             $      57,622    $      57,430     $      54,056
Adjustments to reconcile net income to net
     cash provided by operating activities --
         Depreciation and amortization                                        50,551           51,588            47,827
         Deferred income taxes                                                    74             (480)            1,563
         Allowance for equity funds used during construction                    (344)            (366)           (1,099)
         Other, net                                                            9,787            5,704             5,230
         Changes in certain current assets and liabilities --
            Receivables, net                                                   5,118           (8,758)            3,066
            Inventories                                                        4,973            3,962            (9,856)
            Payables                                                           2,077           17,421            (8,754)
            Other                                                                292              681             3,334
------------------------------------------------------------------------------------------------------------------------
Net cash provided from operating activities                                  130,150          127,182            95,367
------------------------------------------------------------------------------------------------------------------------
Investing Activities:
Gross property additions                                                     (61,314)         (67,570)         (104,014)
Other                                                                         (2,258)          (1,697)          (14,087)
------------------------------------------------------------------------------------------------------------------------
Net cash used for investing activities                                       (63,572)         (69,267)         (118,101)
------------------------------------------------------------------------------------------------------------------------
Financing Activities:
Proceeds:
     Capital contributions                                                        27                -            25,000
     First mortgage bonds                                                          -           30,000            35,000
     Pollution control bonds                                                       -           10,600                 -
     Other long-term debt                                                     80,000                -            85,310
Retirements:
     First mortgage bonds                                                    (45,447)          (1,625)          (32,628)
     Pollution control bonds                                                     (10)             (10)              (10)
     Other long-term debt                                                    (55,000)         (40,689)           (9,299)
Notes payable, net                                                                 -                -           (40,000)
Payment of preferred stock dividends                                          (4,899)          (4,899)           (4,899)
Payment of common stock dividends                                            (43,900)         (39,400)          (34,100)
Miscellaneous                                                                 (2,932)            (568)           (1,201)
------------------------------------------------------------------------------------------------------------------------
Net cash provided from (used for)  financing activities                      (72,161)         (46,591)           23,173
------------------------------------------------------------------------------------------------------------------------
Net Change in Cash and Cash Equivalents                                       (5,583)          11,324               439
Cash and Cash Equivalents at Beginning of Year                                12,641            1,317               878
------------------------------------------------------------------------------------------------------------------------

Cash and Cash Equivalents  at End of Year                              $       7,058    $      12,641     $       1,317
========================================================================================================================
Supplemental Cash Flow Information:
Cash paid during the year for --
     Interest (net of amount capitalized)                                    $21,467          $23,308           $19,196
     Income taxes                                                             34,072           36,908            31,115
------------------------------------------------------------------------------------------------------------------------
( ) Denotes use of cash.
The accompanying notes are an integral part of these statements.

BALANCE SHEETS
At December 31, 1996 and 1995
Mississippi Power Company 1996 Annual Report

------------------------------------------------------------------------------------------------------
ASSETS                                                                        1996               1995
------------------------------------------------------------------------------------------------------
                                                                                   (in thousands)
Utility Plant:
Plant in service, at original cost (Notes 1 and 6)                 $     1,483,875    $     1,434,327
Less accumulated provision for depreciation                                526,776            499,308
------------------------------------------------------------------------------------------------------
                                                                           957,099            935,019
Construction work in progress                                               35,100             41,210
------------------------------------------------------------------------------------------------------
Total                                                                      992,199            976,229
------------------------------------------------------------------------------------------------------
Other Property and Investments                                               3,054              4,160
------------------------------------------------------------------------------------------------------
Current Assets:
Cash and cash equivalents                                                    7,058             12,641
Receivables-
  Customer accounts receivable                                              26,364             29,738
  Regulatory clauses under recovery                                          7,300              7,975
  Other accounts and notes receivable                                        7,468              5,616
  Affiliated companies                                                       6,329              9,213
  Accumulated provision for uncollectible accounts                            (839)              (802)
Fossil fuel stock, at average cost                                          12,168             15,666
Materials and supplies, at average cost                                     21,083             22,558
Current portion of deferred fuel charges  (Note 5)                               -              1,546
Current portion of accumulated deferred income taxes (Note 8)                7,227              5,180
Prepayments                                                                  4,744              2,404
Vacation pay deferred                                                        4,806              4,715
------------------------------------------------------------------------------------------------------
Total                                                                      103,708            116,450
------------------------------------------------------------------------------------------------------
Deferred Charges:
Debt expense and loss, being amortized                                      12,220             10,039
Deferred charges related to income taxes (Note 8)                           22,274             23,384
Deferred early retirement program costs (Note 2)                                 -              7,286
Long-term notes receivable                                                   3,737              3,821
Miscellaneous                                                                5,135              7,584
------------------------------------------------------------------------------------------------------
Total                                                                       43,366             52,114
------------------------------------------------------------------------------------------------------
Total Assets                                                       $     1,142,327    $     1,148,953
======================================================================================================
The accompanying notes are an integral part of these statements.


BALANCE SHEETS
At December 31, 1996 and 1995
Mississippi Power Company 1996 Annual Report

----------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES                                        1996               1995
----------------------------------------------------------------------------------------------

                                                                           (in thousands)

Capitalization (See accompanying statements):
Common stock equity                                        $       383,734    $       374,884
Preferred stock                                                     74,414             74,414
Long-term debt                                                     326,379            288,820
----------------------------------------------------------------------------------------------
Total                                                              784,527            738,118
----------------------------------------------------------------------------------------------
Current Liabilities:
Long-term debt due within one year (Note 10)                            10             57,229
Accounts payable-
  Affiliated companies                                               4,136             13,646
  Regulatory clauses over recovery                                   8,788              5,381
  Other                                                             38,720             31,748
Customer deposits                                                    3,154              2,716
Taxes accrued-
  Federal and state income                                               -                 97
  Other                                                             32,445             31,816
Interest accrued                                                     4,384              4,701
Miscellaneous                                                       13,942             13,453
----------------------------------------------------------------------------------------------
Total                                                              105,579            160,787
----------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes (Note 8)                         133,437            129,711
Accumulated deferred investment tax credits                         28,333             29,773
Deferred credits related to income taxes (Note 8)                   40,568             43,266
Postretirement benefits                                             21,850             20,800
Accumulated provision for property damage (Note 1)                  12,955             12,018
Miscellaneous                                                       15,078             14,480
----------------------------------------------------------------------------------------------
Total                                                              252,221            250,048
----------------------------------------------------------------------------------------------
Commitments and Contingent Matters (Notes 2, 3, 4, and 5)
Total Capitalization and Liabilities                       $     1,142,327    $     1,148,953
==============================================================================================
The accompanying notes are an integral part of these statements.

STATEMENTS OF CAPITALIZATION
At December 31, 1996 and 1995
Mississippi Power Company 1996 Annual Report

---------------------------------------------------------------------------------------------------------------------------
                                                                          1996            1995        1996        1995
---------------------------------------------------------------------------------------------------------------------------
                                                                             (in thousands)        (percent of total)
Common Stock Equity:
Common stock, without par value --
       Authorized -- 1,130,000 shares
       Outstanding -- 1,121,000 shares in
          1996 and 1995                                          $      37,691   $      37,691
Paid-in capital                                                        179,389         179,362
Premium on preferred stock                                                 372             372
Retained earnings  (Note 11)                                           166,282         157,459
---------------------------------------------------------------------------------------------------------------------------
Total common stock equity                                              383,734         374,884          48.9%        50.8%
---------------------------------------------------------------------------------------------------------------------------
Cumulative Preferred Stock:
$100 par value --
       Authorized -- 1,244,139 shares
       Outstanding -- 744,139 shares in 1996
          and 1995
          4.40%                                                          4,000           4,000
          4.60%                                                          2,010           2,010
          4.72%                                                          5,000           5,000
          6.32%                                                         15,000          15,000
          6.65%                                                          8,404           8,404
          7.00%                                                          5,000           5,000
          7.25%                                                         35,000          35,000
---------------------------------------------------------------------------------------------------------------------------
Total (annual dividend requirement -- $4,899,000)                       74,414          74,414           9.5        10.1
---------------------------------------------------------------------------------------------------------------------------
Long-Term Debt:
First mortgage bonds --
       Maturity                    Interest Rates
       March 1, 1998               5 3/8%                               35,000          35,000
       August 1, 2000              6 5/8%                               40,000          40,000
       March 1, 2004               6.60%                                35,000          35,000
       May 1, 2021                 9 1/4%                                    -          45,447
       June 1, 2023                7.45%                                35,000          35,000
       December 1, 2025            6 7/8%                               30,000          30,000
---------------------------------------------------------------------------------------------------------------------------
Total first mortgage bonds                                             175,000         220,447
Pollution control obligations (Note 9)                                  73,735          73,745
Other long-term debt (Note 9)                                           80,000          55,000
Unamortized debt premium (discount), net                                (2,346)         (3,143)
---------------------------------------------------------------------------------------------------------------------------
Total long-term debt (annual interest
       requirement--$19,837,000)                                       326,389         346,049
Less amount due within one year (Note 10)                                   10          57,229
---------------------------------------------------------------------------------------------------------------------------
Long-term debt excluding amount due within one year                    326,379         288,820          41.6        39.1
---------------------------------------------------------------------------------------------------------------------------
Total Capitalization                                             $     784,527   $     738,118         100.0%      100.0%
===========================================================================================================================
The accompanying notes are an integral part of these statements.



STATEMENTS OF RETAINED EARNINGS
For the Years Ended December 31, 1996, 1995, and 1994
Mississippi Power Company 1996 Annual Report

--------------------------------------------------------------------------------------------------------------------------
                                                                                  1996             1995              1994
--------------------------------------------------------------------------------------------------------------------------
                                                                                              (in thousands)

Balance at Beginning of Period                                           $     157,459    $     144,328     $     129,343
Net income after dividends on preferred stock                                   52,723           52,531            49,157
Cash dividends on common stock                                                 (43,900)         (39,400)          (34,100)
Preferred stock transactions  and other, net                                         -                -               (72)
==========================================================================================================================
Balance at End of Period (Note 11)                                       $     166,282    $     157,459     $     144,328
==========================================================================================================================


STATEMENTS OF PAID-IN CAPITAL
For the Years Ended December 31, 1996, 1995, and 1994

--------------------------------------------------------------------------------------------------------------------------
                                                                                  1996             1995              1994
--------------------------------------------------------------------------------------------------------------------------
                                                                                            (in thousands)

Balance at Beginning of Period                                           $     179,362    $     179,362     $     154,362
Contributions to capital by parent company                                          27                -            25,000
==========================================================================================================================
Balance at End of Period                                                 $     179,389    $     179,362     $     179,362
==========================================================================================================================
The accompanying notes are an integral part of these statements.


NOTES TO FINANCIAL STATEMENTS
Mississippi Power Company 1996 Annual Report


1.  SUMMARY OF SIGNIFICANT ACCOUNTING
    POLICIES

General

Mississippi Power Company is a wholly owned subsidiary of Southern Company, which is the parent company of five operating companies, Southern Company Services (SCS), Southern Communications Services (Southern Communications), Southern Energy, Inc. (Southern Energy), Southern Nuclear Operating Company (Southern Nuclear), and The Southern Development and Investment Group (Southern Development), and other direct and indirect subsidiaries. The operating companies (Alabama Power Company, Georgia Power Company, Gulf Power Company, Mississippi Power Company, and Savannah Electric and Power Company) provide electric service in four southeastern states. Contracts among the companies--dealing with jointly owned generating facilities, interconnecting transmission lines, and the exchange of electric power--are regulated by the Federal Energy Regulatory Commission (FERC) or the Securities and Exchange Commission. SCS provides, at cost, specialized services to Southern Company and to the subsidiary companies. Southern Communications provides digital wireless communications services to the operating companies and also markets these services to the public within the Southeast. Southern Energy designs, builds, owns, and operates power production and delivery facilities and provides a broad range of energy related services in the United States and international markets. Southern Nuclear provides services to Southern Company's nuclear power plants. Southern Development develops new business opportunities related to energy products and services.

    Southern Company is registered as a holding company under the Public Utility Holding Company Act of 1935 (PUHCA). Both Southern Company and its subsidiaries are subject to the regulatory provisions of the PUHCA. Mississippi Power is also subject to regulation by the FERC and the Mississippi Public Service Commission
(MPSC). The Company follows generally accepted accounting principles and complies with the accounting policies and practices prescribed by the respective commissions. The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and the actual results may differ from those estimates.

    Certain prior years' data presented in the financial statements have been reclassified to conform with current year presentation.

Regulatory Assets and Liabilities

Mississippi Power is subject to the provisions of Financial Accounting Standards Board (FASB) Statement No. 71, Accounting for the Effects of Certain Types of Regulation. Regulatory assets represent probable future revenues to the Company associated with certain costs that are expected to be recovered from customers through the ratemaking process. Regulatory liabilities represent probable future reductions in revenues associated with amounts that are to be credited to customers through the ratemaking process. Regulatory assets and (liabilities) reflected in the Balance Sheets as of December 31 relate to:

                                            1996         1995
                                       -------------------------
                                             (in thousands)
Deferred income taxes                     $22,274      $23,384
Vacation pay                                4,806        4,715
Work force reduction costs                  1,991        7,286
Deferred fuel charges                           -        1,546
Premium on reacquired debt                 10,672        8,509
Deferred environmental costs                1,679        1,713
Property damage reserve                   (12,955)     (12,018)
Deferred income tax credits               (40,568)     (43,266)
Other, net                                 (2,882)      (2,658)
----------------------------------------------------------------
Total                                    $(14,983)   $ (10,789)
================================================================

    In the event that a portion of the Company's operations is no longer subject to the provisions of Statement No. 71, the Company would be required to write off the related regulatory assets and liabilities. In addition, the Company would be required to determine any impairment to other assets, including plant, and, if impaired, to write down the assets to their fair value.

Revenues

Mississippi Power accrues revenues for service rendered but unbilled at the end of each fiscal period. The Company's retail and wholesale rates include provisions to adjust billings for fluctuations in fuel and the energy component of purchased power. Retail rates also include provisions to adjust billings for fluctuations in costs for ad valorem taxes and certain qualifying environmental costs.
                                       16

Mississippi Power Company 1996 Annual Report

Revenues are adjusted for differences between actual allowable amounts and the amounts included in rates.

    The Company has a diversified base of customers. No single customer or industry comprises 10 percent or more of revenues. In 1996, uncollectible accounts continued to average less than 1 percent of revenues.

Depreciation

Depreciation of the original cost of depreciable utility plant in service is provided by using composite straight-line rates which approximated 3.3 percent in 1996, and 3.2 percent in both 1995 and 1994. When property subject to depreciation is retired or otherwise disposed of in the normal course of business, its cost -- together with the cost of removal, less salvage -- is charged to the accumulated provision for depreciation. Minor items of property included in the original cost of the plant are retired when the related property unit is retired. Depreciation expense includes an amount for the expected cost of removal of facilities.

Income Taxes

Mississippi Power uses the liability method of accounting for deferred income taxes and provides deferred income taxes for all significant income tax temporary differences. Investment tax credits utilized are deferred and amortized to income over the average lives of the related property.

Allowance for Funds Used During Construction (AFUDC)

AFUDC represents the estimated debt and equity costs of capital funds that are necessary to finance the construction of new facilities. While cash is not realized currently from such allowance, it increases the revenue requirement over the service life of the plant through a higher rate base and higher depreciation expense. The composite rates used to capitalize the cost of funds devoted to construction were 7.5 percent in 1996, 8.0 percent in 1995, and 6.9 percent in 1994. AFUDC (net of income taxes), as a percent of net income after dividends on preferred stock, was 1.5 percent in 1996, 1.2 percent in 1995, and
3.5 percent in 1994.

Utility Plant

Utility plant is stated at original cost. This cost includes: materials; labor; minor items of property; appropriate administrative and general costs; payroll-related costs such as taxes, pensions, and other benefits; and the estimated cost of funds used during construction. The cost of maintenance, repairs, and replacement of minor items of property is charged to maintenance expense except for the maintenance of coal cars and a portion of the railway track maintenance, which are charged to fuel stock. The cost of replacements of property (exclusive of minor items of property) is charged to utility plant.

Cash and Cash Equivalents

For purposes of the Statements of Cash Flows, temporary cash investments are considered cash equivalents. Temporary cash investments are securities with original maturities of 90 days or less.

Financial Instruments

In accordance with FASB Statement No. 107, Disclosure About Fair Value of Financial Instruments, all financial instruments of the Company for which the carrying amount does not approximate fair value, must be disclosed. At December 31, 1996, the fair value of long-term debt was $324 million and the carrying amount was $326 million. At December 31, 1995, the fair value of long-term debt was $355 million and the carrying amount was $346 million. The fair value for long-term debt was based on either closing market price or closing price of comparable instruments.

Materials and Supplies

Generally, materials and supplies include the cost of transmission, distribution and generating plant materials. Materials are charged to inventory when purchased and then expensed or capitalized to plant, as appropriate, when used or installed.

Mississippi Power Company 1996 Annual Report


Provision for Property Damage

Mississippi Power is self-insured for the cost of storm, fire and other uninsured casualty damage to its property, including transmission and distribution facilities. As permitted by regulatory authorities, the Company provided for such costs by charges to income of $1.5 million in both 1996 and 1995 and $1.1 million in 1994. The cost of repairing damage resulting from such events that individually exceed $50 thousand is charged to the accumulated provision to the extent it is available. Effective January 1995, regulatory treatment by the MPSC allowed a maximum accumulated provision of $18 million. As of December 31, 1996, the accumulated provision amounted to $13.0 million.

2.  RETIREMENT BENEFITS

Pension Plan

Mississippi Power has a defined benefit, trusteed, non-contributory pension plan that covers substantially all regular employees. Benefits are based on one of the following formulas: years of service and final average pay or years of service and a flat-dollar benefit. The Company uses the "entry age normal method with a frozen initial liability" actuarial method for funding purposes, subject to limitations under federal income tax regulations. Amounts funded to the pension trust are primarily invested in equity and fixed-income securities. FASB Statement No. 87, Employers' Accounting for Pensions, requires use of the "projected unit credit" actuarial method for financial reporting purposes.

Postretirement Benefits

Mississippi Power also provides certain medical care and life insurance benefits for retired employees. Substantially all employees may become eligible for these benefits when they retire. Trusts are funded to the extent required by the Company's regulatory commissions. Amounts funded are primarily invested in debt and equity securities.

    FASB Statement No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, requires that medical care and life insurance benefits for retired employees be accounted for on an accrual basis using a specified actuarial method, "benefit/years-of-service." The cost of postretirement benefits is reflected in rates on a current basis.

Funded Status and Cost of Benefits

The following tables show actuarial results and assumptions for pension and postretirement benefits as computed under the requirements of FASB Statement Nos. 87 and 106, respectively. The funded status of the plans at December 31 was as follows:

                                                 Pension
                                         ------------------------
                                             1996        1995
                                         ------------------------
                                             (in thousands)
   Actuarial present value
     of benefit obligation:
        Vested benefits                   $92,091     $91,322
        Non-vested benefits                 5,191       4,264
   --------------------------------------------------------------
   Accumulated benefit obligation          97,282      95,586
   Additional amounts related to
      projected salary increases           30,552      28,545
   --------------------------------------------------------------
   Projected benefit obligation           127,834     124,131
   Less:
      Fair value of plan assets           179,658     170,481
      Unrecognized net gain               (56,674)    (47,034)
      Unrecognized prior service cost       6,422       2,868
      Unrecognized transition asset        (5,449)     (6,001)
   --------------------------------------------------------------
   Accrued liability recognized
      in the Balance Sheets                $3,877      $3,817
   ==============================================================


                                       Postretirement Benefits
                                       ------------------------
                                           1996         1995
                                       ------------------------
                                             (in thousands)
   Actuarial present value of
     benefit obligation:
       Retirees and dependents          $20,841      $22,575
       Employees eligible to retire       2,703        1,709
       Other employees                   17,564       17,908
   ------------------------------------------------------------
   Accumulated benefit obligation        41,108       42,192
   Less:
       Fair value of plan assets         10,210        8,700
       Unrecognized net loss              1,136        4,160
       Unrecognized transition
        obligation                        5,911        7,044
   --------------------------------------------------------------
   Accrued liability recognized in
       the Balance Sheets               $23,851      $22,288
   ==============================================================

Mississippi Power Company 1996 Annual Report


    In 1995, Southern Company's subsidiaries announced a cost sharing program for postretirement benefits. The program established limits on amounts the companies will pay to provide future retiree postretirement benefits. This change reduced the Company's 1995 accumulated postretirement benefit obligation by approximately $10.5 million.

    The weighted average rates assumed in the above actuarial calculations were:

                                 1996        1995        1994
                              ---------------------------------
   Discount                      7.8%        7.3%         8.0%
   Annual salary increase        5.3         4.8          5.5
   Long-term return on
     plan assets                 8.5         8.5          8.5
   ------------------------------------------------------------

    An additional assumption used in measuring the accumulated postretirement benefit obligation was a weighted average medical care cost trend rate of 9.3 percent for 1996, decreasing gradually to 5.8 percent through the year 2005 and remaining at that level thereafter. An annual increase in the assumed medical care cost trend rate of 1 percent would increase the accumulated benefit obligation as of December 31, 1996, by $3.2 million and the aggregate of the service and interest cost components of the net retiree cost by $0.3 million.

    Components of the plans' net cost are shown below:

                                               Pension
                                 --------------------------------
                                   1996         1995       1994
                                 --------------------------------
                                           (in thousands)
   Benefits earned during
      the year                  $  3,842      $ 3,636   $ 3,780
   Interest cost on
      projected benefit
      obligation                   9,310        8,434     7,503
   Actual (return) loss on
      plan assets                (20,438)     (32,232)    3,244
   Net amortization and
      deferral                     6,442       18,650   (16,048)
   ==============================================================
   Net pension income          $    (844)    $ (1,512) $ (1,521)
   ==============================================================

    Of the above net pension income, $(0.6) million in 1996, and $(1.1) million in both 1995 and 1994 were recorded in operating expenses, and the remainder was recorded in construction and other accounts.


                                        Postretirement Benefits

                                     ------------------------------
                                        1996      1995       1994
                                     ------------------------------
                                             (in thousands)
   Benefits earned during the year   $   958    $1,525      $1,760
   Interest cost on accumulated
      benefit obligation               2,830     3,442       3,251
   Amortization of transition
      obligation over 20 years           362     1,027       1,043
   Actual (return) loss on
      plan assets                       (990)   (1,436)        132
   Net amortization and deferral         312       851        (575)
   ================================================================
   Net postretirement costs           $3,472    $5,409      $5,611
   ================================================================

    Of the above net postretirement costs recorded, $2.8 million in 1996, $3.9 million in 1995, and $4.4 million in 1994 were recorded in operating expenses, and the remainder was recorded in construction and other accounts.

Work Force Reduction Programs

During 1994, Mississippi Power and SCS instituted work force reduction programs. The costs of the SCS work force reduction program were apportioned among the various entities that form the Southern electric system, with the Company's portion amounting to $1.4 million. The Company instituted an early retirement incentive program in April 1994 and deferred the related costs of approximately $12.9 million. The Company received authority from the MPSC to defer these costs, as well as its portion of the costs of the SCS program, and to amortize over a period not to exceed 60 months, beginning no later than January 1995. The Company expensed $5.3 million, $4.0 million and $3.0 million of the cost of these programs in 1996, 1995 and 1994, respectively. In 1996, Mississippi Power expensed its pro-rata share of the costs for affiliated companies' programs of $1.9 million.

3.  LITIGATION AND REGULATORY MATTERS

Retail Rate Adjustment Plans

Mississippi Power's retail base rates are set under a Performance Evaluation Plan (PEP). In January 1994, the MPSC approved PEP-2. PEP-2 was designed with the MPSC objectives that the plan would reduce the impact of rate changes on the customer and provide incentives for Mississippi Power to keep customer prices low. PEP-2 includes a mechanism for sharing rate adjustments based on the Company's ability to maintain low rates for customers and on the Company's

Mississippi Power Company 1996 Annual Report

performance as measured by three indicators that emphasize price and service to the customer. PEP-2 provides for semiannual evaluations of Mississippi's performance-based return on investment. Any change in rates is limited to 2 percent of retail revenues per evaluation period. PEP-2 will remain in effect until the MPSC modifies or terminates the plan. During 1995 and 1994, there were no changes under PEP-2. In September 1996, the MPSC under PEP-2 approved a retail revenue increase of $4.5 million (1.06 percent of annual retail revenue) which became effective in October 1996.

FERC Reviews Equity Returns

In May 1991, the FERC ordered that hearings be conducted concerning the reasonableness of the operating companies' wholesale rate schedules and contracts that have a return on equity of 13.75 percent or greater. The contracts that could be affected by the hearings include substantially all of the transmission, unit power, long-term power and other similar contracts, including the Company's transmission facilities agreement discussed in Note 5 under "Lease Agreements."

    In August 1992, a FERC administrative law judge issued an opinion that changes in rate schedules and contracts were not necessary and that the FERC staff failed to show how any changes were in the public interest. The FERC staff has filed exceptions to the administrative law judge's opinion, and the matter remains pending before the FERC.

    In August 1994, the FERC instituted another proceeding based on substantially the same issues as in the 1991 proceeding. In November 1995, a FERC administrative law judge issued an opinion that the FERC staff failed to meet its burden of proof, and therefore, no change in the equity return was necessary. The FERC staff has filed exceptions to the administrative law judge's opinion, and the matter is pending before the FERC.

    If the rates of return on common equity recommended by the FERC staff were applied to all of the schedules and contracts involved in both proceedings -- as well as certain other contracts that reference these proceedings in determining return on common equity -- and if refunds were ordered, the amount of refunds could range up to approximately $3.4 million for Mississippi Power at December 31, 1996. However, management believes that rates are not excessive, and that refunds are not justified.

Environmental Compliance Overview Plan

The MPSC approved Mississippi Power's ECO Plan in 1992. The plan establishes procedures to facilitate the MPSC's overview of the Company's environmental strategy and provides for recovery of costs (including costs of capital) associated with environmental projects approved by the MPSC. In November 1995, the MPSC ordered a change in accounting treatment allowing emission allowance expenses to be recovered through the Company's fuel adjustment clause, and emission allowance inventory costs to be recovered through PEP-2 rather than through the ECO Plan. Under the ECO Plan any increase in the annual revenue requirement is limited to 2 percent of retail revenues. However, the plan also provides for carryover of any amount over the 2 percent limit into the next year's revenue requirement. The ECO Plan had previously resulted in an annual retail rate increase of $3.7 million, effective in May 1995 which included $1.6 million of 1994 carryover and an annual retail rate increase of $7.6 million, effective in April 1994. The Company's 1996 annual filing under the ECO Plan resulted in a $3.0 million decrease in retail rates, effective in April 1996. On January 31, 1997, the Company filed with the MPSC under the ECO Plan a request for an annual retail rate increase of $0.9 million.

    Mississippi Power conducts studies, when possible, to determine the extent of any required clean-up costs. Should remediation be determined to be probable, reasonable estimates of costs to clean up such sites are developed and recognized in the financial statements. A currently owned site where manufactured gas plant operations were located prior to the Company's ownership is being investigated for potential remediation. The remedial investigation is near completion and is being conducted in conjunction with the Mississippi Department of Environmental Quality. In recognition of probable further study and remediation, the Company in 1995 recorded a liability and a deferred debit (regulatory asset) of $1.8 million, including feasibility study costs. The Company recognizes such costs as they are incurred and recovers them under the ECO Plan as provided in the Company's 1995 ECO order. As of December 31, 1996, the balance in the liability and regulatory asset accounts was $1.7 million, including additional feasibility study costs. If this site were required to be remediated, industry studies show the Company could incur cleanup costs ranging from $1.5 million to $10 million before giving consideration to possible recovery of clean-up costs from other parties.

Mississippi Power Company 1996 Annual Report


4.  CONSTRUCTION PROGRAM

Mississippi Power is engaged in continuous construction programs, the costs of which are currently estimated to total $57 million in 1997, $58 million in 1998, and $116 million in 1999.

    The construction program is subject to periodic review and revision, and actual construction costs may vary from the above estimates because of numerous factors. These factors include changes in business conditions; revised load growth estimates; changes in environmental regulations; increasing costs of labor, equipment and materials; and cost of capital. The Company does not currently have any new generating plants under construction. However, significant construction will continue related to transmission and distribution facilities, the upgrading of generating plants, and the possible addition of a combined cycle unit.

5.  FINANCING AND COMMITMENTS

Financing

Mississippi Power's construction program is expected to be financed from internal and other sources, such as the issuance of additional long-term debt and preferred stock and the receipt of capital contributions from Southern Company.

    The amounts of first mortgage bonds and preferred stock which can be issued in the future will be contingent upon market conditions, adequate earnings levels, regulatory authorizations and other factors.

    At December 31, 1996, Mississippi Power had total committed credit agreements with banks for $96.3 million. At year-end 1996, the unused portion of these committed credit agreements was $76.3 million. These credit agreements expire at various dates in 1997 and in 1999. Some of these agreements allow short-term borrowings to be converted into term loans, payable in 12 equal quarterly installments, with the first installment due at the end of the first calendar quarter after the applicable termination date or at an earlier date at the Company's option. In connection with these credit arrangements, the Company agrees to pay commitment fees based on the unused portions of the commitments or to maintain compensating balances with the banks. At December 31, 1996, the Company had no short-term borrowings outstanding.

Assets Subject to Lien

Mississippi Power's mortgage indenture dated as of September 1, 1941, as amended and supplemented, which secures the first mortgage bonds issued by the Company, constitutes a direct first lien on substantially all the Company's fixed property and franchises.

Lease Agreements

In 1984, Mississippi Power and Gulf States Utilities Company (Gulf States) entered into a forty-year transmission facilities agreement whereby Gulf States began paying a use fee to the Company covering all expenses relative to ownership and operation and maintenance of a 500 kV line, including amortization of its original $57 million cost. For the three years ended 1996 use fees collected under this agreement, net of related expenses, amounted to $3.7 million each year, and are included within Other Income, in the Statements of Income.

    In 1989, Mississippi Power entered into a twenty-two year lease agreement for the use of 495 aluminum railcars. In 1994, a second lease agreement for the use of 250 additional aluminum railcars was also entered into for twenty-two years. Both of these leases, totaling 745 railcars, were for the transport of coal at Plant Daniel. Gulf Power, as joint owner of Plant Daniel, is responsible for one half of the lease cost. The Company's share (50%) of the leases is charged to fuel inventory and allocated to fuel expense as the fuel is consumed. The lease cost charged to inventory was $1.7 million in both 1996 and 1995, and $1.2 million in 1994. The Company's annual lease payments for 1997 through 2001 will be approximately $1.7 million and after 2001, lease payments total in aggregate approximately $20.7 million. The Company has the option to purchase the 745 railcars at the greater of the termination value or the fair market value, or to renew the leases at the end of the lease term.

Fuel and Purchased Power Commitments

To supply a portion of the fuel requirements of its generating plants, Mississippi Power has entered into various long-term commitments for the procurement of fuel. In most cases, these contracts contain provisions for price escalations, minimum production levels, and other financial commitments.

Mississippi Power Company 1996 Annual Report


Total estimated obligations at December 31, 1996 were as follows:

    Year                                       Fuel
--------------                          --------------
                                         (in millions)
    1997                                       $129
    1998                                        127
    1999                                         91
------------------------------------------------------
    Total commitments                          $347
------------------------------------------------------

Additional commitments for fuel will be required in the future to supply the Company's fuel needs.

     Mississippi Power entered into agreements to purchase summer peaking power and options for power for the years 1996 through 2000. For June through September of 1996, the Company entered into an agreement to buy 242 megawatts of capacity and energy from another electric utility. For each June through September period of 1997 through 2000, the Company has purchased options from power marketers for up to 250 megawatts of peaking power in 1997; 300 megawatts in 1998; 350 megawatts in 1999; and 400 megawatts in 2000. In June 1996, the MPSC approved Mississippi Power's request that it be allowed to earn a return on the capacity portion of these agreements.

6.  JOINT OWNERSHIP AGREEMENTS

Mississippi Power and Alabama Power own as tenants in common Greene County Electric Generating Plant (coal) located in Alabama; and Mississippi Power and Gulf Power own as tenants in common Daniel Electric Generating Plant (coal) located in Mississippi. At December 31, 1996, Mississippi Power's percentage ownership and investment in these jointly owned facilities were as follows:

                                           Company's
   Generating     Total       Percent       Gross     Accumulated
      Plant      Capacity    Ownership    Investment  Depreciation
   ----------    --------   -----------   ----------  ------------
                (Megawatts)                    (in thousands)
   Greene
     County         500         40%       $ 59,102       $ 33,010

   Daniel         1,000         50%        221,211         97,910
   ----------------------------------------------------------------

    Mississippi Power's share of plant operating expenses is included in the corresponding operating expenses in the Statements of Income.

7.  LONG-TERM POWER SALES AGREEMENTS

General

Mississippi Power and the other operating affiliates of Southern Company have long-term contractual agreements for the sale of capacity and energy to certain non-affiliated utilities located outside the system's service area. Some of these agreements (unit power sales) are firm commitments and pertain to capacity related to specific generating units. Mississippi Power's participation in firm production capacity unit power sales ended in 1989. Because the energy is generally sold at cost under these agreements, profitability is primarily affected by revenues from capacity sales. The capacity revenues have been as follows:

                                     Other
   Year         Unit Power         Long-Term             Total
   ------------------------------------------------------------
                           (in thousands)
   1996           $     -            $     -           $    -
   1995               268                  -              268
   1994               660              1,305            1,965

8.  INCOME TAXES

At December 31, 1996, the tax-related regulatory assets and liabilities were $22 million and $41 million, respectively. These assets are attributable to tax benefits flowed through to customers in prior years and to taxes applicable to capitalized AFUDC. These liabilities are attributable to deferred taxes previously recognized at rates higher than current enacted tax law and to unamortized investment tax credits.

Mississippi Power Company 1996 Annual Report


    Details of the federal and state income tax provisions are shown below:

                                     1996        1995       1994
                                 ---------------------------------
                                           (in thousands)
   Total provision for
      income taxes
   Federal --
      Currently  payable          $29,888     $32,546    $26,072
      Deferred  --current year     13,816       5,122      6,313
                --reversal of
                 prior years      (14,913)     (7,039)    (5,161)
   ---------------------------------------------------------------
                                   28,791      30,629     27,224
   ---------------------------------------------------------------
   State --
      Currently payable             3,588       3,426      3,978
      Deferred  --current           4,727       2,270      1,669
                --reversal of
                 prior years       (3,556)       (833)    (1,258)
    ---------------------------------------------------------------
                                    4,759       4,863      4,389
   ---------------------------------------------------------------
   Total                           33,550      35,492     31,613
   Less income taxes charged
      to other income                 932       1,006        227
   ---------------------------------------------------------------
   Federal and state
      income taxes charged
      to operations               $32,618     $34,486    $31,386
   ===============================================================


    The tax effects of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax bases, which give rise to deferred tax assets and liabilities are as follows:

                                        1996             1995
                                   -----------------------------
                                           (in thousands)
   Deferred tax liabilities:
      Accelerated depreciation      $148,667         $145,093
      Basis differences               10,507           10,815
      Coal contract buyouts                -              145
      Other                           19,285           16,478
   -------------------------------------------------------------
   Total                             178,459          172,531
   -------------------------------------------------------------
   Deferred tax assets:
      Other property
       basis differences              24,434           25,951
      Pension and
            other benefits             8,750            7,356
      Property insurance               4,955            4,551
      Unbilled fuel                    2,808            3,039
      Other                           11,302            7,103
   -------------------------------------------------------------
   Total                              52,249           48,000
   -------------------------------------------------------------
   Net deferred tax
      liabilities                    126,210          124,531
   Portion included in
      current assets, net              7,227            5,180
   -------------------------------------------------------------
   Accumulated deferred
      income taxes in the
      Balance Sheets                $133,437         $129,711
   =============================================================

    Deferred investment tax credits are amortized over the life of the related property with such amortization normally applied as a credit to reduce depreciation in the Statements of Income. Credits amortized in this manner amounted to $1.4 million in 1996, and $1.5 million in 1995 and 1994. At December 31, 1996, all investment tax credits available to reduce federal income taxes payable had been utilized.

    A reconciliation of the federal statutory income tax rate to the effective income tax rate is as follows:

                                    1996      1995        1994
                                   -----------------------------
   Total effective tax rate          37%       38%          37%
   State income tax, net of
      federal income tax benefit     (3)       (3)          (3)%
   Tax rate differential              1         -            1
   -------------------------------------------------------------
   Statutory federal tax rate        35%       35%          35%
   =============================================================

    Mississippi Power and the subsidiaries of Southern Company file a consolidated federal income tax return. Under a joint consolidated income tax

Mississippi Power Company 1996 Annual Report

agreement, each subsidiary's current and deferred tax expense is computed on a stand-alone basis. Tax benefits from losses of the parent company are allocated to each subsidiary based on the ratio of taxable income to total consolidated taxable income.

9.  OTHER LONG-TERM DEBT

Details of pollution control obligations and other long-term debt are as follows:

                                                December 31,
                                              1996        1995
                                          ---------------------
                                             (in thousands)
Obligations incurred in
  connection with the sale by
  public authorities of
  tax-exempt pollution control
  revenue bonds:
     5.80% due 2007                      $     960    $     970
     Variable rate due 2020                  6,550        6,550
     Variable rate due 2022                 16,750       16,750
     6.20% due 2023                         13,000       13,000
     5.65% due 2023                         25,875       25,875
     Variable due 2025                      10,600       10,600
---------------------------------------------------------------
                                            73,735       73,745
---------------------------------------------------------------
Other long-term debt:
  Variable rates due 1996                        -       55,000
  Variable rates (5.80797% to
    5.88906% at 1/1/97) due 1999            50,000            -
  Variable rate due 2000                    30,000            -
---------------------------------------------------------------
                                            80,000       55,000
---------------------------------------------------------------
      Total                               $153,735     $128,745
===============================================================

    Pollution control obligations represent installment or lease purchases of pollution control facilities financed by application of funds derived from sales by public authorities of tax-exempt revenue bonds. Mississippi Power has authenticated and delivered to the Trustee a like principal amount of first mortgage bonds as security for obligations under collateralized installment agreements. The principal and interest on the first mortgage bonds will be payable only in the event of default under these agreements. The 5.80% series of pollution control obligations has a cash sinking fund requirement of $10 thousand for 1997 and $20 thousand annually in 1998, 1999, 2000 and 2001.

10. LONG-TERM DEBT DUE WITHIN ONE YEAR

A summary of the improvement fund requirements and scheduled maturities and redemptions of long-term debt due within one year is as follows:

                                              1996        1995
                                            --------------------
                                               (in thousands)
   Bond improvement
      fund requirements                      $1,750    $  2,219

   Less:
      Portion to be satisfied by
      certifying property additions           1,750           -
   -------------------------------------------------------------
   Cash improvement fund
      requirements                                -       2,219
   Pollution control bond cash
      sinking fund requirements (Note 9)         10          10
   Current portion of notes
      payable (Note 9)                            -      55,000
   =============================================================
   Total                                     $   10     $57,229
   =============================================================

    The first mortgage bond improvement fund requirement is one percent of each outstanding series authenticated under the indenture of Mississippi Power prior to January 1 of each year, other than first mortgage bonds issued as collateral security for certain pollution control obligations. The requirement must be satisfied by June 1 of each year by depositing cash or reacquiring bonds, or by pledging additional property equal to 166-2/3 percent of such requirement.

11. COMMON STOCK DIVIDEND RESTRICTIONS

Mississippi Power's first mortgage bond indenture and the corporate charter contain various common stock dividend restrictions. At December 31, 1996, approximately $118 million of retained earnings was restricted against the payment of cash dividends on common stock under the most restrictive terms of the mortgage indenture or corporate charter.

Mississippi Power Company 1996 Annual Report


12. QUARTERLY FINANCIAL DATA  (UNAUDITED)

Summarized quarterly financial data for 1996 and 1995 are as follows:

                                                      Net Income
                                                   After Dividends
   Quarter                Operating    Operating          On
   Ended                  Revenues     Income       Preferred Stock
   -------------------------------------------------------------------

   March 1996               $126,954     $18,074        $11,695
   June 1996                 136,749      17,691         11,400
   September 1996            156,603      27,670         21,784
   December 1996             123,723      13,636          7,844

   March 1995               $109,572     $15,729        $ 9,269
   June 1995                 128,504      22,193         14,737
   September 1995            157,119      28,517         22,161
   December 1995             121,358      12,171          6,364

    Mississippi Power's business is influenced by seasonal weather conditions and the timing of rate changes.

SELECTED FINANCIAL AND OPERATING DATA
Mississippi Power Company 1996 Annual Report

=================================================================================================
                                                                   1996         1995         1994
-------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)                              $544,029     $516,553     $499,162
Net Income after Dividends
  on Preferred Stock (in thousands)                             $52,723      $52,531      $49,157
Cash Dividends on Common Stock (in thousands)                   $43,900      $39,400      $34,100
Return on Average Common Equity (percent)                          13.9        14.26        14.38
Total Assets (in thousands)                                  $1,142,327   $1,148,953   $1,123,711
Gross Property Additions (in thousands)                         $61,314      $67,570     $104,014
-------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                            $383,734     $374,884     $361,753
Preferred stock                                                  74,414       74,414       74,414
Preferred stock subject to mandatory redemption                       -            -            -
Long-term debt                                                  326,379      288,820      306,522
-------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                  $784,527     $738,118     $742,689
=================================================================================================
Capitalization Ratios (percent):
Common stock equity                                                48.9         50.8         48.7
Preferred stock                                                     9.5         10.1         10.0
Long-term debt                                                     41.6         39.1         41.3
-------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                     100.0        100.0        100.0
=================================================================================================
First Mortgage Bonds (in thousands):
Issued                                                                -       30,000       35,000
Retired                                                          45,447        1,625       32,628
Preferred Stock (in thousands):
Issued                                                                -            -            -
Retired                                                               -            -            -
-------------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
  Moody's                                                           Aa3          Aa3          Aa3
  Standard and Poor's                                                A+           A+           A+
  Duff & Phelps                                                     AA-          AA-           A+
Preferred Stock -
  Moody's                                                            a1           a1           a1
  Standard and Poor's                                                 A            A            A
  Duff & Phelps                                                      A+           A+            A
-------------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                     154,630      154,014      152,891
Commercial                                                       30,366       29,903       29,276
Industrial                                                          639          642          650
Other                                                               200          194          189
-------------------------------------------------------------------------------------------------
Total                                                           185,835      184,753      183,006
=================================================================================================
Employees (year-end)                                              1,363        1,421        1,535
-------------------------------------------------------------------------------------------------


SELECTED FINANCIAL AND OPERATING DATA
Mississippi Power Company 1996 Annual Report

==============================================================================================================
                                                                   1993         1992         1991         1990
--------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)                              $474,883     $434,447     $432,386     $446,871
Net Income after Dividends
  on Preferred Stock (in thousands)                             $42,436      $36,790      $22,627      $34,176
Cash Dividends on Common Stock (in thousands)                   $29,000      $28,000      $28,500      $27,500
Return on Average Common Equity (percent)                         14.09        13.27         8.17        12.36
Total Assets (in thousands)                                  $1,050,334     $791,283     $790,641     $800,026
Gross Property Additions (in thousands)                        $139,976      $68,189      $53,675      $49,009
--------------------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                            $321,768     $280,640     $273,855     $279,833
Preferred stock                                                  74,414       74,414       39,414       39,414
Preferred stock subject to mandatory redemption                       -            -            -        3,750
Long-term debt                                                  250,391      238,650      304,150      270,724
--------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                  $646,573     $593,704     $617,419     $593,721
==============================================================================================================
Capitalization Ratios (percent):
Common stock equity                                                49.8         47.3         44.4         47.1
Preferred stock                                                    11.5         12.5          6.4          7.3
Long-term debt                                                     38.7         40.2         49.2         45.6
--------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                     100.0        100.0        100.0        100.0
==============================================================================================================
First Mortgage Bonds (in thousands):
Issued                                                           70,000       40,000       50,000            -
Retired                                                          51,300      104,703            -        4,000
Preferred Stock (in thousands):
Issued                                                           23,404       35,000            -            -
Retired                                                          23,404            -        4,118          750
--------------------------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
  Moody's                                                            A1           A1           A1           A1
  Standard and Poor's                                                A+           A+           A+           A+
  Duff & Phelps                                                      A+           A+           A+           A+
Preferred Stock -
  Moody's                                                            a1           a1           a1           a1
  Standard and Poor's                                                 A            A            A            A
  Duff & Phelps                                                       A            A            A            A
--------------------------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                     151,692      150,248      148,978      147,738
Commercial                                                       28,648       28,056       27,441       27,134
Industrial                                                          570          573          562          574
Other                                                               190          189          400          411
--------------------------------------------------------------------------------------------------------------
Total                                                           181,100      179,066      177,381      175,857
==============================================================================================================
Employees (year-end)                                              1,586        1,619        1,630        1,842
--------------------------------------------------------------------------------------------------------------

                                      27A

SELECTED FINANCIAL AND OPERATING DATA
Mississippi Power Company 1996 Annual Report

==============================================================================================================
                                                                   1989         1988         1987         1986
--------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)                              $442,650     $437,939     $455,843     $476,265
Net Income after Dividends
  on Preferred Stock (in thousands)                             $38,576      $36,081      $35,200      $33,814
Cash Dividends on Common Stock (in thousands)                   $27,000      $27,600      $24,700      $23,700
Return on Average Common Equity (percent)                         14.43        14.03        14.68        15.28
Total Assets (in thousands)                                    $786,570     $779,319     $764,068     $767,110
Gross Property Additions (in thousands)                         $43,916      $54,550      $53,288      $62,488
--------------------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                            $273,157     $261,473     $252,992     $226,601
Preferred stock                                                  39,414       39,414       39,414       39,414
Preferred stock subject to mandatory redemption                   4,500        5,250        6,750        8,250
Long-term debt                                                  277,693      287,525      294,811      299,684
--------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                  $594,764     $593,662     $593,967     $573,949
==============================================================================================================
Capitalization Ratios (percent):
Common stock equity                                                45.9         44.1         42.6         39.5
Preferred stock                                                     7.4          7.5          7.8          8.3
Long-term debt                                                     46.7         48.4         49.6         52.2
--------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                     100.0        100.0        100.0        100.0
==============================================================================================================
First Mortgage Bonds (in thousands):
Issued                                                                -            -            -       35,000
Retired                                                           3,823            -       29,701       29,250
Preferred Stock (in thousands):
Issued                                                                -            -            -            -
Retired                                                             750        1,500        1,500        1,500
--------------------------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
  Moody's                                                            A1           A1           A1           A1
  Standard and Poor's                                                A+           A+           A+           A+
  Duff & Phelps                                                      A+            5            5            5
Preferred Stock -
  Moody's                                                            a1           a1           a1           a1
  Standard and Poor's                                                 A            A            A            A
  Duff & Phelps                                                       A            6            6            6
--------------------------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                     147,308      146,750      146,273      145,809
Commercial                                                       26,867       26,751       26,342       26,217
Industrial                                                          525          478          438          393
Other                                                               404          399          389          363
--------------------------------------------------------------------------------------------------------------
Total                                                           175,104      174,378      173,442      172,782
==============================================================================================================
Employees (year-end)                                              1,750        1,831        1,898        1,882
--------------------------------------------------------------------------------------------------------------

                                      27B



SELECTED FINANCIAL AND OPERATING DATA (continued)
Mississippi Power Company 1996 Annual Report


=================================================================================================
                                                                   1996         1995         1994
-------------------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                                    $137,055     $134,286     $124,257
Commercial                                                      131,734      131,034      124,716
Industrial                                                      141,324      140,947      142,268
Other                                                             4,013        3,914        3,882
-------------------------------------------------------------------------------------------------
Total retail                                                    414,126      410,181      395,123
Sales for resale - non-affiliates                                99,596       91,820       88,122
Sales for resale - affiliates                                    21,830        7,691        9,538
-------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                        535,552      509,692      492,783
Other revenues                                                    8,477        6,861        6,379
-------------------------------------------------------------------------------------------------
Total                                                          $544,029     $516,553     $499,162
=================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                   2,079,611    2,040,608    1,922,217
Commercial                                                    2,315,860    2,242,163    2,100,625
Industrial                                                    3,960,243    3,813,456    3,847,011
Other                                                            39,297       38,559       38,147
-------------------------------------------------------------------------------------------------
Total retail                                                  8,395,011    8,134,786    7,908,000
Sales for resale - non-affiliates                             2,726,993    2,493,519    2,555,914
Sales for resale - affiliates                                   693,510      243,554      174,342
-------------------------------------------------------------------------------------------------
Total                                                        11,815,514   10,871,859   10,638,256
=================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                        6.59         6.58         6.46
Commercial                                                         5.69         5.84         5.94
Industrial                                                         3.57         3.70         3.70
Total retail                                                       4.93         5.04         5.00
Total sales                                                        4.53         4.69         4.63
Residential Average Annual Kilowatt-Hour Use Per Customer        13,469       13,307       12,611
Residential Average Annual Revenue Per Customer                 $887.66      $875.69      $815.21
Plant Nameplate Capacity Ratings (year-end) (megawatts)           2,086        2,086        2,086
Maximum Peak-Hour Demand (megawatts):
Winter                                                            2,030        1,637        1,636
Summer                                                            2,117        2,095        1,874
Annual Load Factor (percent)                                       80.3         60.0         63.4
Plant Availability - Fossil-Steam (percent)                        91.8         92.1         85.4
-------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                               70.4         58.0         56.0
Oil and gas                                                        12.0         15.2         10.2
Purchased power -
  From non-affiliates                                               6.5          2.4          1.2
  From affiliates                                                  11.1         24.4         32.6
-------------------------------------------------------------------------------------------------
Total                                                             100.0        100.0        100.0
=================================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                              10,038       10,249       10,295
Cost of fuel per million BTU (cents)                             156.08       160.48       165.96
Average cost of fuel per net kilowatt-hour generated (cents)       1.57         1.64         1.71
-------------------------------------------------------------------------------------------------


SELECTED FINANCIAL AND OPERATING DATA (continued)
Mississippi Power Company 1996 Annual Report

==============================================================================================================
                                                                   1993         1992         1991         1990
--------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                                    $118,793     $109,781     $103,820     $102,243
Commercial                                                      115,152      107,131      103,666      103,352
Industrial                                                      130,198      117,010      116,972      123,754
Other                                                             3,760        3,533        5,869        6,078
--------------------------------------------------------------------------------------------------------------
Total retail                                                    367,903      337,455      330,327      335,427
Sales for resale - non-affiliates                                83,511       80,213       78,826       86,194
Sales for resale - affiliates                                    15,519       10,055       18,044       20,157
--------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                        466,933      427,723      427,197      441,778
Other revenues                                                    7,950        6,724        5,189        5,093
--------------------------------------------------------------------------------------------------------------
Total                                                          $474,883     $434,447     $432,386     $446,871
==============================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                   1,929,835    1,804,858    1,832,266    1,804,838
Commercial                                                    1,933,685    1,811,042    1,768,441    1,718,074
Industrial                                                    3,623,543    3,536,634    3,297,247    3,311,460
Other                                                            38,357       38,261       89,375       85,938
--------------------------------------------------------------------------------------------------------------
Total retail                                                  7,525,420    7,190,795    6,987,329    6,920,310
Sales for resale - non-affiliates                             2,544,982    2,687,917    2,706,320    2,883,581
Sales for resale - affiliates                                   426,919      280,443      617,696      714,365
--------------------------------------------------------------------------------------------------------------
Total                                                        10,497,321   10,159,155   10,311,345   10,518,256
==============================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                        6.16         6.08         5.67         5.66
Commercial                                                         5.96         5.92         5.86         6.02
Industrial                                                         3.59         3.31         3.55         3.74
Total retail                                                       4.89         4.69         4.73         4.85
Total sales                                                        4.45         4.21         4.14         4.20
Residential Average Annual Kilowatt-Hour Use Per Customer        12,780       12,066       12,338       12,228
Residential Average Annual Revenue Per Customer                 $786.71      $733.90      $699.11      $692.70
Plant Nameplate Capacity Ratings (year-end) (megawatts)           2,011        2,011        2,011        1,998
Maximum Peak-Hour Demand (megawatts):
Winter                                                            1,401        1,386        1,267        1,201
Summer                                                            1,872        1,755        1,682        1,724
Annual Load Factor (percent)                                       60.0         60.8         61.5         59.0
Plant Availability - Fossil-Steam (percent)                        88.0         92.0         89.8         93.3
--------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                               63.5         60.4         64.1         62.6
Oil and gas                                                         7.6          5.8          8.1         14.0
Purchased power -
  From non-affiliates                                               1.3          1.2          0.7          0.8
  From affiliates                                                  27.6         32.6         27.1         22.6
--------------------------------------------------------------------------------------------------------------
Total                                                             100.0        100.0        100.0        100.0
==============================================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                              10,075        9,888       10,142       10,319
Cost of fuel per million BTU (cents)                             170.13       162.27       177.52       183.27
Average cost of fuel per net kilowatt-hour generated (cents)       1.71         1.60         1.80         1.89
--------------------------------------------------------------------------------------------------------------

                                      29A


SELECTED FINANCIAL AND OPERATING DATA (continued)
Mississippi Power Company 1996 Annual Report

==============================================================================================================
                                                                   1989         1988         1987         1986
--------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                                    $100,068      $96,711      $98,338     $101,984
Commercial                                                      103,403       98,772       98,669      100,521
Industrial                                                      128,983      123,038      129,004      134,501
Other                                                             5,992        5,874        5,723        5,882
--------------------------------------------------------------------------------------------------------------
Total retail                                                    338,446      324,395      331,734      342,888
Sales for resale - non-affiliates                                82,111       75,525       88,060      107,270
Sales for resale - affiliates                                    16,938       33,747       31,278       21,669
--------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                        437,495      433,667      451,072      471,827
Other revenues                                                    5,155        4,272        4,771        4,438
--------------------------------------------------------------------------------------------------------------
Total                                                          $442,650     $437,939     $455,843     $476,265
==============================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                   1,741,855    1,686,722    1,658,327    1,674,407
Commercial                                                    1,686,302    1,607,988    1,555,044    1,544,899
Industrial                                                    3,204,208    2,879,457    2,862,632    2,877,026
Other                                                            87,611       86,049       81,153       81,352
--------------------------------------------------------------------------------------------------------------
Total retail                                                  6,719,976    6,260,216    6,157,156    6,177,684
Sales for resale - non-affiliates                             2,798,086    2,280,341    2,615,058    2,382,443
Sales for resale - affiliates                                   527,970    1,100,808      955,303      704,461
--------------------------------------------------------------------------------------------------------------
Total                                                        10,046,032    9,641,365    9,727,517    9,264,588
==============================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                        5.74         5.73         5.93         6.09
Commercial                                                         6.13         6.14         6.35         6.51
Industrial                                                         4.03         4.27         4.51         4.68
Total retail                                                       5.04         5.18         5.39         5.55
Total sales                                                        4.35         4.50         4.64         5.09
Residential Average Annual Kilowatt-Hour Use Per Customer        11,842       11,499       11,356       11,498
Residential Average Annual Revenue Per Customer                 $680.32      $659.30      $673.41      $700.32
Plant Nameplate Capacity Ratings (year-end) (megawatts)           1,998        1,966        1,966        1,966
Maximum Peak-Hour Demand (megawatts):
Winter                                                            1,556        1,284        1,224        1,208
Summer                                                            1,682        1,621        1,548        1,612
Annual Load Factor (percent)                                       58.8         57.6         59.0         56.8
Plant Availability - Fossil-Steam (percent)                        94.0         93.0         93.5         93.2
--------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                               63.4         86.3         79.4         74.1
Oil and gas                                                        13.5          4.8          5.3          5.1
Purchased power -
  From non-affiliates                                               0.5          0.4          0.3          2.0
  From affiliates                                                  22.6          8.5         15.0         18.8
--------------------------------------------------------------------------------------------------------------
Total                                                             100.0        100.0        100.0        100.0
==============================================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                              10,159       10,220       10,525       10,569
Cost of fuel per million BTU (cents)                             178.38       185.13       194.46       224.63
Average cost of fuel per net kilowatt-hour generated (cents)       1.81         1.89         2.05         2.37
--------------------------------------------------------------------------------------------------------------

                                      29B